May 30, 2006

Mr. Dean Mitchell
c/o Michael Sirkin, Esq.
Proskauer Rose LLP
1585 Broadway
New York, NY 10036

Dear Mr. Mitchell:

This Agreement (the "Agreement") sets forth the terms of your employment as President and Chief Executive Officer for Alpharma Inc. ("Alpharma" or the "Company"). You shall also be appointed as a director of the Company.

As President and Chief Executive Officer you shall have all the authorities, duties and responsibilities customarily exercised by an individual serving in those positions in a company the size and nature of Alpharma, subject at all times to the general control and direction of the Board of Directors of the Company (the "Board"), and you shall perform such other reasonable services and duties, consistent with the position of a President and Chief Executive Officer, as may be lawfully and reasonably assigned to you by the Board. You shall be employed at the Company's headquarters located in Fort Lee, New Jersey, but you agree to travel, to the extent reasonably necessary to perform your duties and obligations under this Agreement in your good faith judgment, to Company facilities and other destinations at the Company's expense. You shall report to the Board in accordance with applicable law, the Company's bylaws, and otherwise as reasonably necessary to keep the Board apprised of material business issues.

During your employment, you agree to report to the Board and to devote all of your business time, skill, attention and efforts exclusively to the discharge of your duties and responsibilities hereunder and the promotion of the Company's interests. You further agree to observe the reasonable rules, regulations, policies and/or procedures ("Rules") that the Company may now or hereafter establish governing the conduct of its business, except to the extent that any such Rules may be inconsistent with the terms of this Agreement, in which case the terms of this Agreement (including but not limited to your authority hereunder) shall control, and in no event shall such Rules expand the definition of Cause hereunder.

With the consent of the Board (which shall not be unreasonably withheld) you may serve on the boards of a reasonable number of other for-profit business entities, including not more than two (2) public company boards at any given time, provided that such activities do not materially interfere with the proper performance of your duties and responsibilities for the Company or compete with the business of the Company or its subsidiaries. The Board hereby consents to your service on the two (2) public company boards on which you are currently serving. In addition, with the consent of the Board (which shall not be unreasonably withheld), you may serve on charitable boards and be involved with trade associations. Furthermore, without the consent of the Board, you may be involved in charitable activities (other than serving on Boards) and manage your personal and family investments, provided such activities do not materially interfere with the proper performance of your duties and responsibilities for the Company or compete with the business of the Company or its subsidiaries or affiliates. If, at any time and for any reason, the companies and/or organizations on which you serve as a member of the Board become competitive (as that term is defined in the Clayton Act, as amended from time to time) with Alpharma or any of its subsidiaries, you agree to resign from such positions and to relinquish all duties and responsibilities of such position as soon as practicable without breaching your fiduciary duty or violating applicable law.

All capitalized terms not defined herein are defined in Exhibit A attached hereto.

  Subject to all applicable withholdings and deductions, the Company will pay you an annual base salary of $625,000 on a bi-weekly basis in accordance with the Company's normal payroll practice. You shall be eligible for an increase in your base salary, based on your performance, commencing in April 2007 and on or about each April 1 thereafter. Once increased, that amount shall be your base salary thereafter.

  Subject to all applicable withholdings and deductions, the Company will pay you a signing award of $100,000 to be paid in two equal installments of $50,000 each. The first installment shall be paid within three weeks after your employment commencement and the second installment shall be paid on the first regular payday after the six (6) month anniversary of the date your employment commenced, provided you are still employed or earlier upon your termination by the Company Without Cause or termination by you for Good Reason (the "Sign-on Bonus").

  You shall participate in the Company's Short Term Incentive Program, with a bonus target equal to 100% of your annual base salary ("Target Bonus"). Please note that the incentive payment and the bonus target are not guaranteed and depend upon both your individual performance and the Company's performance pursuant to individual goals and Company financial targets established annually by the Compensation Committee of the Board. Bonus payments are subject to all applicable withholdings and deductions. You shall be eligible for a Target Bonus for the 2006 performance year as if you had been employed for the full 2006 year. The 2006 Bonus, if any, will be paid on or about March 15, 2007 (less applicable withholdings and deductions).

  To recognize your prior career achievements and to further align you with our Company's shareholders, within 5 business days after your employment commencement date with the Company you shall be awarded the following:

    a nonqualified stock option to purchase 100,000 shares of the Company's Class A Common Stock with a grant/exercise price equal to the closing stock price for said shares on the New York Stock Exchange on the date of grant (the "Sign-on Stock Option Grant"). All stock options become exercisable in 25% increments on the first four anniversary dates of your commencement of employment (provided you are employed by the Company on such anniversary dates), and all vested options shall remain exercisable through the tenth anniversary date of the grant or, if earlier, for a period ending ninety (90) days after your termination of employment, regardless of cause or reason (provided that, if termination is for Cause, such period shall be thirty (30) days). Any exercise of stock options shall also comply with all applicable laws and the policies and procedures of the Company, as in effect from time to time, relating to insider trading and short swing profits and otherwise. All other terms and conditions of such stock options, except as otherwise set forth herein, shall be as set forth in the Company's 2003 Omnibus Incentive Compensation Plan (the "Omnibus Plan") and the corresponding Non-Qualified Stock Option Award Agreement (as previously provided to you); and

    40,000 restricted shares of the Company's Class A Common Stock (the "Sign-on Restricted Stock Grant"). The Sign-on Restricted Stock shall be entitled to dividends, if any. The restricted stock shall vest 100% on the third anniversary date of the Grant Date. For purposes of your Sign-on Restricted Stock Grant only, upon termination of employment by the Company Without Cause, termination by you for Good Reason, and as a result of your death, Disability Termination, or retirement (as defined in the Restricted Stock Award Agreement), any non-vested portion of the restricted stock shall vest 100% on the termination date. The terms and conditions of all other restricted stock grants, if any, shall be as set forth in the Omnibus Plan and the corresponding Restricted Stock Award Agreement. Any sale of restricted stock shall also comply with all applicable laws and the policies and procedures of the Company, as in effect from time to time, relating to insider trading and short swing profits and otherwise. Unless specifically set forth in this paragraph 4(b), or as otherwise set forth herein, all terms and conditions of your Sign-on Restricted Stock Grant shall be as set forth in the Omnibus Plan and the corresponding Restricted Stock Award Agreement (as previously provided to you).

  You shall be eligible to participate in further grants of options and restricted stock (and other awards) under the Omnibus Plan, and any other equity or long-term incentive plans of the Company, each year during your employment taking into consideration your prior performance and ongoing recognition of your contributions to the continued success of our Company. The award range will be consistent with market comparisons as decided by the Compensation Committee of the Board. Long term incentive awards have historically been granted annually. All other terms and conditions of future stock option, restricted stock, and other awards and grants shall be in accordance with the terms of the Omnibus Plan or otherwise, as in existence from time to time.

  Subject to all applicable withholdings and deductions, you shall receive an annual Executive Allowance of $35,000 paid in equal installments on a bi-weekly basis in accordance with the Company's normal payroll practice.

  If your employment is terminated by the Company Without Cause, or by you for Good Reason, in addition to any other entitlements or benefits set forth in this Agreement, you shall be entitled to: (a) 24 months of base salary continuation ("Salary Continuation Period"), and (b) 2 times your Target Bonus (which shall be 100% of your annual base salary regardless of Company performance or the amounts paid to then-current senior executives) paid in equal installments during the Salary Continuation Period. All such payments are subject to applicable withholding rules. If you are a "Specified Employee" within the meaning of Section 409A of the Internal Revenue Code ("409A"), any payments that would be made prior to the earlier of six (6) months after your termination or your death (the "Delay Period"), shall be made to you in a lump sum promptly after the Delay Period. If you are eligible for any payments pursuant to this Paragraph 7(a), you shall not be eligible for or entitled to any payments pursuant to Paragraph 7(b).

    If your employment is terminated by the Company for any reason other than for Cause or by you for Good Reason concurrent with a Change in Control, or within three months before a Change in Control, or two years after a Change in Control, in addition to any other entitlements or benefits set forth in this Agreement, you shall be entitled to a lump sum equal to 36 months of base salary and 3 times your Target Bonus (which shall be 100% of your annual base salary regardless of Company performance or the amounts paid to then-current senior executives). Entitlement to and payment of the lump sum amount shall not occur until the effective date of a Change in Control for terminations (as described above in this subparagraph) concurrent with a Change in Control or within three months before a Change in Control. For terminations (as described above in this subparagraph) within two years after a Change in Control, entitlement to and payment of the lump sum amount shall not occur until the effective date of the termination. All outstanding stock options held by you shall vest upon the effective date of a Change in Control provided that (i) you are an employee of the Company on such date, or (ii) your employment has been terminated (as described above in this subparagraph) within three months before or concurrent with a Change in Control. Such stock options shall remain exercisable for the remainder of the original term of the option. Additionally, (x) upon a termination by the Company for any reason other than for Cause or a termination by you for Good Reason concurrent with a Change in Control, or within three months before or two years after the date of a Change in Control, or (y) upon a Change in Control followed by the purchase or other acquisition by the entity effecting such Change in Control of all or substantially all of the issued and outstanding Class A and Class B common stock, all unvested restricted stock held by you immediately prior to the date of such triggering event described in (x) or (y) above shall fully vest, except that upon a termination as described in (x) above within three months before or concurrent with a Change in Control, the restricted stock shall not vest until the effective date of the Change in Control. If you are a "Specified Employee" within the meaning of Section 409A of the Internal Revenue Code ("409A"), such lump sum payment shall be made at the earlier of six (6) months after your termination or your death (the "Delay Period"). If you are eligible for any payments pursuant to this Paragraph 7(b), you shall not be eligible for or entitled to any payments pursuant to Paragraph 7(a), provided that if amounts are paid purusant to Paragraph 7(a) and then there is a right to receive payments under this Paragraph 7(b), the amounts paid under Paragraph 7(a) shall be offset against the amounts due under this Paragraph 7(b).

    Any payments under subparagraphs (a) and (b) shall be contingent upon and in consideration of you executing a release (and not revoking it in the permitted period), in the form attached hereto as Exhibit B, of all liabilities and obligations of the Company related to your employment or the termination of your employment which are not specifically required by the terms of this Agreement to survive a termination of employment.

    The benefits contained in subparagraphs (a) and (b) shall be in lieu of any benefits, rights or payments under the Company's Severance Plan and Change in Control Plan; provided that, if such Plans, as in effect upon your termination of employment, would provide you with benefits in excess of the terms of subparagraphs (a) and (b) you shall be entitled to such plan benefits in lieu of the benefits contained in subparagraphs (a) and (b).

    During the two year period in paragraph 7(a) or the three year period in paragraph 7(b), whichever is applicable ("Covered Period"), you (and your eligible dependents) shall be entitled to continue to participate in the Company's Health and Welfare Program (i.e., medical, dental, prescription and vision plans at the then-existing employee rates, and to continue to be covered under the Company's Basic Life Insurance and Accidental Death and Dismemberment Plans to the same extent as in effect immediately prior to the commencement of the Covered Period. At the end of the Covered Period (or earlier, if you so elect), you (and your eligible dependents) shall be entitled to continued health benefits as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). Your participation in all other employer sponsored benefit plans (specifically including the Company's retirement and 401(k) plans and programs, as well as its long and short term disability programs) shall end upon termination of employment. To the extent necessary to avoid taxation of benefits under Internal Revenue Code Section 105(h) or to comply with 409A, any amounts that would be paid by the Company hereunder to provide such coverage shall be paid in a lump sum to you on a fully grossed up basis at the end of the Delay Period and you shall be entitled to COBRA coverage starting immediately. Furthermore, if the prior sentence is not applicable, to the extent required by 409A, you shall pay all premiums for coverage during the first six (6) months and be reimbursed by the Company therefor at the end of the Delay Period.

    In the case of any termination of your employment with the Company, you (or your estate, as the case may be) shall also be entitled to any amounts earned which remain unpaid (including the balance of any incentive awards due for performance periods which have been completed), any accrued but unused vacation in accordance with Company policy, any incurred but unreimbursed business expense in accordance with Company policies, and other benefits, rights or entitlements, including senior-level benefits, if any, in accordance with any applicable Company plan, program, policy, arrangement or other agreement in effect and applicable to you, and the circumstances of your termination of employment, at the date of such termination. In addition, you shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement or otherwise, and there shall be no offset against amounts or entitlements due you under this Agreement or otherwise on account of (i) any claim the Company (or any affiliate) may have against you or (ii) any remuneration or other benefit earned or received by you after such termination. In addition, upon your death, Disability Termination, termination by the Company Without Cause or termination by you for Good Reason, you shall receive at the later of the end of the Delay Period or when the bonuses otherwise would have been paid, a pro rata bonus for the year of termination based on actual results and the relative period of the year during which you were employed. In all instances you shall retain your rights to indemnification and to directors and officers liability insurance.

    A voluntary resignation by you or a termination of your employment by the Company, regardless of cause or reason, shall not be deemed to be a breach of this Agreement.

    Upon a termination of your employment by the Company for Cause, as a result of your death, Disability Termination, or a termination by you (for other than Good Reason whereupon you shall receive the benefits contained in this paragraph 7), you shall not be entitled to any compensation or other benefits from and after your date of termination of employment; except to the extent set forth under subparagraph (e), with respect to death and Disability Termination, under paragraph 4, and as otherwise specifically provided herein.

    Upon any termination of your employment, whether initiated by you or the Company, your rights against the Company shall be strictly limited to the compensation and benefits provided in this paragraph 7 (to the extent the circumstances of such termination provide for compensation and benefits under the terms of this paragraph 7) and you hereby waive any right to any further damages, payments or compensation on any legal theory, whether at law or in equity, whatsoever.

  (j) Upon the effective date of any termination of your employment, whether initiated by you or the Company (ie., for Cause, Without Cause, with Good Reason or Without Good Reason), including a termination due to death, a Disability Termination, or retirement, the rights, responsibilities and obligations set forth in this Agreement shall terminate, except as provided herein or required by law.

  You will be entitled to, and subject to, the "Gross Up" provisions set forth in Exhibit E of this Agreement.

  You shall be entitled to indemnification as set forth in Article Seventh of the Company's Amended and Restated Certificate of Incorporation as in effect as of the Effective Date and as amended from time to time; provided that, unless required by law, any such amendment shall not provide you with less protection than currently exists. As an officer and director of the Company (and as a fiduciary of any benefit plan of the Company), you shall also be covered under our Directors' and Officers' Liability Insurance policies (as in effect from time to time) both for ongoing and, after termination of employment, any past service with the Company on at least as favorable a basis (including the period of coverage) as other directors and senior executives of the Company. Nothing in this Agreement shall be construed as reducing or waiving any right to indemnification, or advancement of expenses, you would otherwise have under the Company's Amended and Restated Certificate of Incorporation, by-laws, any other agreement or plan or under applicable law. In consideration for such indemnification you shall give the Company reasonably prompt notice of any matter covered by such indemnification and take all other actions to reasonably cooperate with the Company in the manner provided in the Company's Certificate of Incorporation or any applicable policy of insurance.

  You shall earn vacation at a rate of 20 days per year, which is accrued per pay period. You shall also be given 12 holidays each calendar year (five of which are designated as floating holidays), in accordance with Company policy.

  You shall be entitled to participate in any Company plans, programs or arrangements on a basis at least as favorable as other similarly-situated executives. In all events, you shall be entitled to the Alpharma benefit package that includes the following as may be amended, terminated, or altered from time to time for all similarly-situated executives:

      A Qualified Savings Plan ("401(k) Plan"), to which you can contribute the statutory maximum on a pre-tax basis. The first 6 percent of your employee contributions shall be eligible for matching by the Company on a scale ranging from 40% to 100%, based on your length of service. You shall be immediately eligible to participate, and shall be able to invest all contributions in the funds offered in the 401(k) Plan, which is administered by T. Rowe Price.

      A Stock Purchase Plan in which you can contribute up to 4% of base salary for the purchase of Alpharma's stock. The Company shall match 50% of your contributions. The Company's match is vested at the end of each quarter. You shall be eligible to participate on the first day of the calendar quarter coincident with or next following the completion of three months of employment.

      A Group Health and Welfare Plan (i.e., medical, dental, prescription and vision coverage) for which you can elect employee, employee plus one, or family coverage. The bi-weekly employee cost is dependent upon the level of coverage you elect. For example, if you elect family coverage, for plan year 2006 you will pay $125 per pay period for medical, prescription and vision coverage, and $11.50 per pay period for dental coverage. The Company pays the remainder of the premium. You become eligible for this benefit as of the first of the month following or coincident with your date of hire.

      Company paid Basic Life Insurance, equal to three times your base salary, up to a maximum benefit of $1,000,000, with satisfactory evidence of good health, and Accidental Death and Dismemberment Insurance up to a maximum benefit of $1,000,000. You shall become eligible for these benefits as of the first of the month coincident with or next following your date of hire. The Company shall use best efforts to provide you, at your cost, with Supplemental Life Insurance, up to a maximum benefit of $3,000,000, with satisfactory evidence of good health. You may also purchase Voluntary Accidental Death and Dismemberment Insurance up to a maximum of $1,000,000.

      A Short-term Disability Program that pays 66.67% percent of your base salary for six months, and a Long-Term Disability Plan that provides a monthly benefit equal to 60% of your base salary with no dollar limit. In addition, until any Disability Termination occurs, you will (i) receive your base salary and executive allowance, (ii) be eligible for a Bonus (in accordance with the terms of the Short Term Incentive Program), and (iii) be eligible for benefits (to the extent permissible under the applicable plans), offset by any amounts you receive for the same period from any Disability Plan. Notwithstanding the foregoing, in any year in which a Disability Termination occurs, the provisions of Paragraph 7(f), including but not limited to a pro rata bonus based on actual results and the relative period of the year during which you worked, shall supersede any inconsistency with this paragraph.

      A Tuition Assistance Program, which pays for job related studies provided the course is passed with a grade "C" or better.

  All of these benefits are subject to the provisions of the applicable plans, as in existence from time to time. The present plans are available to you upon request prior to your execution of this Agreement.

    The parties agree that any disputes or claims arising under or in connection with this Agreement, your employment with the Company, or the termination thereof, shall be resolved by binding arbitration (before one arbitrator), to be held in New Jersey in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The disputes or claims arising out of or otherwise relating to your employment or termination of employment, which are subject to binding arbitration include, but are not limited to, all claims, demands, disputes or actions under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Sarbanes-Oxley Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Fair Labor Standards Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Domestic Partnership Act, the New Jersey Civil Rights Act, the New Jersey Wage and Hour Act, and all amendments to these laws, and any other federal, state, or local statute or regulation regarding employment, discrimination in employment, the terms or conditions of employment, or the termination of employment, and the common law of any state. Judgment upon the award rendered by the arbitrators may be entered into any court having jurisdiction thereof. Each party shall bear its own counsels' fees in arbitration, and shall share equally the costs of arbitration, provided that, if the arbitrator determines that you have prevailed in the arbitration, you shall be entitled to recover all of your reasonable attorneys fees and costs (including your portion of the costs of the arbitration). Neither party shall be entitled to punitive damages.

    The Company represents and warrants that (i) the execution, delivery and performance of this Agreement by the Company has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement on behalf of the Company is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound, and (iv) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

    The Company shall reimburse you for all reasonable business-related expenses incurred by you in the performance of your duties. The Company shall pay the legal fees incurred by you in connection with entering into this Agreement up to a maximum of $25,000 and, if taxable to you, shall fully gross you up so you have no after-tax cost therefore.

    Alpharma agrees to sponsor an appropriate non-immigrant (i.e., H-1B) petition on your behalf, as well as any extension petitions that may be required during the course of your employment.  Alpharma will also agree to sponsor a petition for permanent residence on your behalf, and will pay both the attorneys' fees and filing fees associated with those applications. The Company will make good faith efforts to obtain approval of any petition filed on your behalf.  However, Alpharma cannot guarantee processing times or the ultimate approval of any such petition.  In addition, certain strategic decisions must be made with respect to an immigration petition.  For example, Alpharma must decide upon the precise qualifications for the job at issue, which employment-based classification to pursue, when to file the petition, whether to appeal and/or reapply in the event that any petition filed on your behalf is denied, and how to conduct any required recruitment campaign.  Although Alpharma plans to solicit your input on such matters, the final decisions will be made by the Company, to ensure full compliance with the law and the likelihood of the application succeeding.  This provision is contingent upon an understanding that you will not seek to hold the Company liable, or seek any form of damages or compensation from the Company, in the event that any petition filed on your behalf is denied, or is not approved prior to the expiration of your lawful, work-authorized status in the United States, so long as the Company acts in good faith as provided above.

    By law, your employment with the Company is contingent upon your obtaining and maintaining authorization to be lawfully employed by Alpharma in the United States.  Accordingly, in the event that you are not able to commence full-time employment with Alpharma in the United States prior to August 1, 2006 or your employment authorization expires or is revoked during your employment, the Company may terminate your employment Without Cause (but with none of the obligations set forth in paragraph 7). In the event your United States employment authorization expires, the Company may alternatively request that you accept a temporary position with an Alpharma affiliate abroad in order to facilitate renewed work authorization and/or permanent residence in the United States.

    Neither this Agreement nor any immigration petition prepared by Alpharma on your behalf should be construed to guarantee continued employment for any particular period of time.  Subject to the provisions of this Agreement, you are free to leave your employment with the Company at any time and for any reason, just as the Company is free to terminate your employment at any time, with or without cause.  This is true regardless of any immigrant or non-immigrant petition filed or approved on your behalf.  If your employment should terminate for any reason, the Company will not be required by this Agreement to file, sponsor, or continue to sponsor any immigrant or non-immigrant petition on your behalf.

    Any notice, request or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered to the recipient or (ii) provided that a written acknowledgement of receipt is obtained, three days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address specified in this paragraph 16 (or such other address as the recipient shall have specified by ten (10) days' advance written notice given in accordance with this paragraph 16). Such communication shall be addressed to you at your home address and to the Company at its corporate headquarters (unless such address is changed in accordance with this paragraph 16).

    This Agreement constitutes the sole agreement between the Parties as to the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between the Parties with respect thereto. This Agreement may only be modified by a written document signed by you and a duly authorized officer of the Company. Any waiver by any person of any provision of this Agreement shall be effective only if in writing and signed by the person against whom enforcement of the wavier is sought. For any waiver or modification to be effective, it must specifically refer to this Agreement and to the terms and provisions being modified or waived. No waiver of any provision of this Agreement shall be effective as to any other provision of this Agreement except to the extent specifically provided in an effective written waiver. In the event of any inconsistency between the terms of this Agreement and the terms of any Company plan, policy, arrangement or other agreement, including, but not limited to, the definitions of termination by the Company for Cause and termination by you for Good Reason (or such similar definitions), the terms of this Agreement shall control except that to the extent you would have additional or broader rights under such plan, policy, arrangement or other agreement.

    The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, each of the parties and their heirs, representatives, successors and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, without your prior written consent, except that such rights or obligations may be assigned or transferred pursuant to the sale or transfer of all or substantially all of the Company's assets, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. Your rights or obligations may not be assigned or transferred by you, without the Company's prior written consent, other than your rights to compensation and benefits, which may be transferred by will or operation of law. You shall be entitled, to the extent permitted under applicable law or the relevant plan or policy, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following your death by giving the Company written notice thereof. In the event of your death or a judicial determination of your incompetence, references in this Agreement to you shall be deemed, where appropriate, to refer to your beneficiary, estate or other legal representative.

    In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law and the invalid or unenforceable provisions or portions shall be reformed so as to give maximum legal effect to the agreements of the Parties contained herein; provided, however, that such reformation shall be effective only if the economic or legal substance of the transactions contemplated hereby would not thereby be affected in any manner adverse to either party.

    Except as specifically stated herein, nothing in this Agreement shall prevent or limit your continuing or future participation in, or entitlements under, any benefit, bonus, incentive or other plan or program of the Company or any of its subsidiaries or affiliates and for which you may qualify, nor shall anything herein limit or reduce such rights as you may have under any other agreement with the Company or its subsidiaries or affiliates.

    This Agreement shall be governed in all respects by the laws of the State of New Jersey, without regard to conflicts of law principles to the extent that such principles would require the application of the laws of another jurisdiction. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

    You agree that by entering into this Agreement, you will be deemed to have executed and agreed to be bound by the terms and conditions of the Employee Confidentiality Agreement in the form attached hereto as Exhibit C.

    The payments and benefits provided for in this Agreement are conditional on your agreement not to engage in competition with, or to solicit employees of, the Company as provided in Exhibit D.

    Notwithstanding anything else herein to the contrary, any payments required hereunder shall be delayed for up to six (6) months, if the Company deems such delay necessary in order to avoid violating the terms of 409A. It is the full intent of the parties that this Agreement and all payments to you shall be in full compliance with 409A and this Agreement shall be interpreted in accordance therewith and deemed to be so amended. The Company shall fully indemnify you and hold you harmless on an after-tax basis against any additional tax, penalties and interest incurred as a result of 409A.

    Other than confidentiality, non-disparagement and nonsolicitation of employees with regard to former employers, you are not a party to or otherwise bound by any non-competition agreement, non-solicitation agreements or other restrictive covenants with any previous employer or other individual or entity that would prohibit, limit or conflict with the performance of your duties to the Company or any of its affiliates or subsidiaries. You agree not to disclose to the Company or any of its affiliates or subsidiaries, or to use, any trade secret or confidential information or material belonging to others, including, without limitation, your former employers.

    You represent that you have not and will not (for the duration of the one year restrictive covenant with your former employer), directly or indirectly, solicit any employee of your former employer for employment or any other relationship with the Company. The Company represents that it will not knowingly take any action that would cause you to violate this restriction. You further represent that you have not brought and will not bring to the Company any materials or documents of a former employer that are not generally available to the public.

  IN WITNESS WHEREOF, the parties have duly executed this Agreement, as of the date first written above (the "Effective Date"). This Agreement shall be binding on the parties as of the Effective Date.

ALPHARMA INC. /s/ Peter Tombros Name: Peter Tombros Title: Chairman of the Board of Directors

Accepted and agreed to: DEAN MITCHELL /s/ Dean Mitchell May 31, 2006

  Exhibit A

  Definitions

  "Cause" shall mean:

  (a) you are convicted of a felony or other crime involving moral turpitude; or

  (b) in carrying out your duties, you have engaged in conduct that constitutes willful gross neglect or willful gross misconduct resulting, in either case, in material economic harm to the Company, unless you believed in good faith that such action or nonaction was in, or not opposed to, the best interests of the Company.

  Anything herein to the contrary notwithstanding, your employment shall not be terminated by the Company for "Cause" within the meaning of clause (b) above, unless you have been given written notice by the Board of Directors of the Company of the intention to terminate you for Cause, such notice to state in detail the particular act or acts, course of conduct, or failure or failures to act that constitute willful gross neglect or willful gross misconduct resulting, in either case, in material economic harm to the Company on which the proposed termination for Cause is based, you have been given the opportunity to appear (with your counsel) before a meeting of the full Board, and a majority of the members of the Board, excluding you, have voted for your termination for Cause. You shall have thirty (30) calendar days after the date that such written notice has been given to you in which to cure such conduct. If you fail to cure such conduct on or before the end of the thirty (30) day period, you shall be terminated for Cause.

  If your conduct falls within clause (a) above or it falls within clause (b) and is not curable, no opportunity to cure need be given by the Board of Directors before terminating you for Cause, but the requirements of notice, opportunity to appear, and a majority vote of the Board members, excluding you, shall apply.

  "Change of Control" shall mean the occurrence of any of the following events in (a)(i) - (iv) or (b):

  (a) (i) The acquisition by any person, entity or "group" within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934 (excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of shares of Common Stock sufficient to elect a majority of directors;

  (ii) persons who, as of the date of this Agreement, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board;

  (iii) approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, beneficially own shares sufficient to elect a majority of directors in the election of directors of the reorganized, merged or consolidated company; or

  (iv) a liquidation or dissolution of the Company (other than pursuant to the United States Bankruptcy Code) or the conveyance, transfer or leasing of all or substantially all of the assets of the Company to any person;

  provided, however, that for the purposes of clauses (i) - (iv) above, the terms "person", "entity" and "group" shall not include (x) A.L. Industrier AS ("Industrier"), (y) the stockholders of Industrier in the case of a distribution of shares of capital stock of the Company beneficially owned by Industrier to the shareholders of Industrier, unless a Change of Control of Industrier has occurred or occurs concurrently with such a distribution, or in series of related transactions of which such distribution is part, (determined without regard to this clause (y) of this proviso) or (z) E.W. Sissener, his spouse, any heir or descendant of Mr. Sissener or the spouse of any such heir or descendant of the estate of Mr. Sissener (each, an "EWS Party"), or any trust or other similar arrangement for the benefit of any EWS Party or any corporation or other person or entity controlled by one or more EWS Party or any group of which any EWS Party is a member. For purposes of the preceding sentence, a "liquidation" or "dissolution" shall not be deemed to include any transfer of Company property solely to any persons identified in clauses (x), (y) or (z) of the proviso of such sentence.

  (b) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

  "Disability Termination" means a termination by the Company on written notice in accordance with applicable law while you remain so disabled after, as a result of a physical or mental illness, you have been unable to perform the essential functions of your job with or without a reasonable accommodation for 180 days (consecutive or non-consecutive) within any twelve (12) month period.

  "Good Reason" shall mean the occurrence of any of the following without your prior written consent, provided that the occurrence is not first triggered by a termination by the Company for Cause, a termination by the Company Without Cause, death, a Disability Termination, or termination by you Without Good Reason:

  (a) a reduction in your (i) then-current Base Salary, or (ii) your Target Bonus;

  (b) a relocation of your office that is 50 miles or more from the current Company headquarters located at One Executive Drive, Fort Lee, New Jersey, except any such relocation which (i) results in the office being located closer to your principle residence, or (ii) is approved by you as a member of the Board of Directors.

  (c) a material diminution in your duties, responsibilities, authorities, powers or functions, or the assignment of duties to you that are inconsistent with your position, so that, in the reasonable exercise of your discretion, you are unable to carry out your duties hereunder as contemplated at the time this Agreement was entered into;

  (d) your removal as President or Chief Executive Officer;

  (e) a change in your reporting relationship such that you no longer report directly to the Board of Directors of the Company;

  (f) the failure to appoint you to the Board, the removal of you from the Board other than in connection with your termination by the Company with or Without Cause or your termination Without Good Reason, or the failure to reelect you to the Board;

  (g) a material breach by the Company of this Agreement; or

  (h) the failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of its business or assets after any combination, merger, consolidation, sale, liquidation or similar transaction.

  You may terminate your employment with "Good Reason" upon no fewer than ten (10) days prior written notice to the Company specifying the reason(s) for the termination. This written notice must be provided to the Company within ninety (90) days of the occurrence of each reason for your termination. Upon receipt of your notice of intent to terminate your employment for Good Reason, the Company shall have a period of ten (10) days in which to cure the alleged breach or other conduct alleged by you to constitute Good Reason.

  "Without Good Reason" shall mean any termination initiated by you for a reason not included within the definition of "Good Reason" above. You may terminate your employment Without Good Reason upon no fewer than ten (10) days prior written notice to the Company.

  "Without Cause" shall mean any termination initiated by the Company for a reason not included within the definition of "Cause" above (other than a Disability Termination). The Company may terminate your employment Without Cause at any time, without prior written notice.